                                                                    EXHIBIT 12.1


                          WATSON PHARMACEUTICALS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                                         THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                             MARCH 31,
                                       ------------------------------------------------------------     ---------------------
                                         1993        1994         1995          1996         1997        1997           1998
                                       --------     --------     --------     --------     --------     --------     --------
                                                                (IN THOUSANDS)
Pre-tax income from continuing
   operations                          $ 25,753     $ 47,878     $ 73,048     $114,478     $144,598     $ 23,762     $ 29,575
                                       --------     --------     --------     --------     --------     --------     --------

Fixed charges:
   Interest expense                         367          525          482          421          346          105           58
   Rental expense, assumed to be
   one-third of total rentals               667          673          667          700          833          208          229
                                       --------     --------     --------     --------     --------     --------     --------

Total fixed charges                       1,034        1,198        1,149        1,121        1,179          313          287
                                       --------     --------     --------     --------     --------     --------     --------

Earnings before income taxes
   and fixed charges                   $ 26,787     $ 49,076     $ 74,197     $115,599     $145,777     $ 24,075     $ 29,862
                                       ========     ========     ========     ========     ========     ========     ========


RATIO OF EARNINGS TO FIXED CHARGES         25.9         41.0         64.6        103.1        123.6         76.8        104.0
                                       ========     ========     ========     ========     ========     ========     ========
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